FOR IMMEDIATE RELEASE	Thursday, August 3, 2017

Gannett Reports Second Quarter 2017 Results of Operations

McLean, VA - Gannett Co., Inc. (NYSE: GCI) ("Gannett" or "company" or "we") today reported second quarter 2017 financial results for the period ended June 25, 2017. Gannett also reiterated its 2017 full year revenue outlook and increased the lower end of its full year adjusted EBITDA1 guidance based on its solid first half performance.

“We made further strides during the second quarter to position Gannett for long-term, profitable growth,” said Robert J. Dickey, president and chief executive officer. "We transitioned all of our core Gannett digital marketing services clients to the ReachLocal platform, signed a new employment advertising partnership with RealMatch, and created a new digital ad format powered by a proprietary data engine."

Mr. Dickey continued, "Moving forward, we will focus on driving audience growth and engagement through additional new product capabilities, while also expanding our marketing services to offer complete solutions for both local and national advertisers. At the same time, we will continue to maximize the economic value of our print business to allow for reinvestment to fuel our digital growth."

Second Quarter 2017 Consolidated Results

Second quarter operating revenues increased 3.4% to $774.5 million, including a $9.1 million unfavorable foreign currency impact, compared to $748.8 million in the prior year quarter. The year-over-year increase was due to the contribution from acquired operations2. On a same store basis, operating revenues in the second quarter declined 10.6%, a slight improvement compared to a decline in the 2017 first quarter of 10.8%, as a result of improved domestic print advertising and circulation revenues. Total digital revenues in the second quarter grew 43.5% year-over-year to $242.6 million, or approximately 31% of total revenue, which includes the contribution from ReachLocal acquired in August 2016.

GAAP net loss for the second quarter was $0.5 million, including $21.8 million of after-tax restructuring, acquisition, severance, asset impairment, facility consolidation and other related costs; approximately $14.6 million of these charges were non-cash. Adjusted EBITDA for the second quarter was $83.7 million compared to $91.7 million in the prior year quarter.

Publishing Segment

Publishing segment operating revenues in the second quarter were $692.2 million compared to $748.1 million in the prior year quarter. On a same-store basis, publishing segment operating revenues in the second quarter declined 10.7%. This performance is consistent with the 2017 first quarter and reflects improved print advertising and circulation revenues, offset by declines in commercial printing and other revenue. Same store print advertising revenues in the second quarter declined 16.8%, an improvement from the 2017 first quarter decline of 17.8% driven by better domestic national retail trends. Same store circulation revenues fell 7.4%, better than the 2017 first quarter decline of 8.0% due to modest price increases implemented late in the second quarter and 59.5% year-over-year growth in digital-only subscriber volumes, which now total approximately 290,000.

Digital advertising revenues in the second quarter increased 1.3% to $99.5 million compared to the prior year quarter as contributions from acquisitions were partially offset by an unfavorable foreign currency impact of $1.6 million. On a same store basis, digital revenues increased 0.3% as continued

strong growth in areas such as mobile display and branded content were offset by classified declines within the employment category. Digital revenue growth in the second quarter was reduced by approximately 2% as a result of transitioning the Gannett markets from G/O Digital to ReachLocal.

Publishing segment adjusted EBITDA for the quarter was $104.1 million, which includes $2.5 million in unfavorable foreign currency impact, compared to $114.3 million in the prior year second quarter.

ReachLocal Segment

Operating revenues for the second quarter were $85.9 million, representing 11% growth on a sequential basis versus the 2017 first quarter. The increase was attributable to the transition of the Gannett markets to the ReachLocal platform and continued strong growth in North America, partially offset by a weaker performance in the international markets.

Adjusted EBITDA was $1.2 million in the second quarter, reflecting expected dilution from the SweetIQ acquisition in April and hiring costs related to the transition of the Gannett markets.

“The second quarter was extremely busy for ReachLocal, as we migrated over 2,000 campaigns within the core Gannett markets in just three months, while also integrating SweetIQ,” said Sharon Rowlands, chief executive officer of ReachLocal. “We are already delivering improved campaign results for the migrated clients based on our superior technology platform and optimization capabilities. During the third quarter, we will be transitioning the remaining Gannett properties acquired from Journal Media Group and continuing our training efforts for all local sales professionals."

Cash Flow

Net cash flow from operating activities for the second quarter was approximately $98.5 million compared to $67.4 million in the prior year quarter. Capital expenditures in the second quarter were approximately $15 million, primarily for technology investments and maintenance projects. During the second quarter, the company paid dividends of $18.2 million. The company did not repurchase any of its outstanding common stock during the second quarter.

At the end of the second quarter, the company had a cash balance of $126.9 million and a balance on its revolving line of credit of $385.0 million, or net debt of $258.1 million.

Alison Engel, chief financial officer, commented, “We maintained strong financial discipline throughout the organization during the second quarter as evidenced by an 11% decline in same store operating expenses from the prior year period. This reduction represents an acceleration of 200 basis points from 2017 first quarter levels, reflecting significant savings in production and distribution, lower newsprint expense and lower headcount. Our healthy operating cash flows and adjusted EBITDA enable us to invest in the growth areas of Gannett while continuing to return cash to shareholders via our dividend program.”

Outlook

The company maintains its prior revenue guidance for 2017 of $3.15 billion to $3.22 billion. Adjusted EBITDA guidance for the full year 2017 is now expected in the range of $360 million to $365 million compared to its prior guidance of $355 million to $365 million.

Additionally, for the full year 2017, the company expects the following:

•	Capital expenditures of approximately $65 to $70 million, not including real estate projects;

•	Depreciation and amortization of approximately $150 to $155 million, not including accelerated depreciation; and

•	An effective tax rate of 30% to 32%.

[1]
The company defines adjusted EBITDA as earnings before income taxes, equity income, other non-operating items (which include interest income and interest expense, among other items), severance-related charges, asset impairment charges, depreciation and amortization. Because of the variability of these and other items as well as the impact of future events on these items, management is unable to reconcile without unreasonable effort the company's forecasted range of adjusted EBITDA for the full year to a comparable GAAP range.

[2]
Acquired businesses in the last twelve months include Journal Media Group, Inc. ("JMG") and North Jersey Media Group ("NJMG") (both part of the Publishing segment), as well as ReachLocal, Inc. ("ReachLocal") and SweetIQ Analytics Corp. ("SweetIQ") (both as part of the ReachLocal segment).

* * * *

Conference Call Information

The company will hold a conference call at 10:00 a.m. ET today to discuss its second quarter results. The call can be accessed via a live webcast through the company's investor site, http://investors.gannett.com/, or listen-only conference lines. U.S. callers should dial 855-462-1958 and international callers should dial 503-343-6635 at least 10 minutes prior to the scheduled start of the call. The confirmation code for the conference call is 51751789.

Forward Looking Statements

This press release contains certain forward-looking statements regarding business strategies, market potential, future financial performance and other matters. Forward-looking statements include all statements that are not historical facts. The words “believe,” “expect,” “estimate,” “could,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements, which speak only as of the date the statements were made and are not guarantees of future performance. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of our management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Whether or not any such forward-looking statements are in fact achieved will depend on future events, some of which are beyond our control.
The matters discussed in these forward-looking statements are subject to a number of risks, trends, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. These factors include, among other things:

•	macroeconomic trends and conditions;

•	an accelerated decline in general print readership and/or advertiser patterns as a result of competitive alternative media or other factors;

•	an inability to adapt to technological changes or grow our digital businesses;

•
risks associated with the operation of an increasingly digital business, such as rapid technological changes, frequent new product introductions, declines in web traffic levels, technical failures and proliferation of ad blocking technologies;

•	competitive pressures in the markets in which we operate;

•	an increase in newsprint costs over the levels anticipated;

•	potential disruption or interruption of our IT systems due to accidents, extraordinary weather events, civil unrest, political events, terrorism or cyber security attacks;

•	variability in the exchange rate relative to the U.S. dollar of currencies in foreign jurisdictions in which we operate;

•
risks and uncertainties related to strategic acquisitions or investments, including distraction of management attention, incurrence of additional debt, integration challenges, and failure to realize expected benefits or synergies or to operate businesses effectively following acquisitions;

•
risks and uncertainties associated with our ReachLocal segment, including its significant reliance on Google for media purchases, its international operations and its ability to develop and gain market acceptance for new products or services;

•	our ability to protect our intellectual property or defend successfully against infringement claims;

•	our ability to attract and retain employees;

•	labor relations, including, but not limited to, labor disputes which may cause business interruptions, revenue declines or increased labor costs;

•	risks associated with our underfunded pension plans;

•
adverse outcomes in litigation or proceedings with governmental authorities or administrative agencies, or changes in the regulatory environment, any of which could encumber or impede our efforts to improve operating results or the value of assets;

•	our inability to engage in certain corporate transactions following the separation;

•
volatility in financial and credit markets which could affect the value of retirement plan assets and our ability to raise funds through debt or equity issuances and otherwise affect our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; and

•	other uncertainties relating to general economic, political, business, industry, regulatory and market conditions.

A further description of these and other important risks, trends, uncertainties and other factors is provided in the company’s filings with the U.S. Securities and Exchange Commission, including the company’s annual report on Form 10-K for fiscal year 2016. Any forward-looking statements should be evaluated in light of these important risk factors. The company is not responsible for updating or revising any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

This press release also contains a discussion of certain non-GAAP financial measures that the company presents to allow investors and analysts to measure, analyze and compare its financial condition and results of operations in a meaningful and consistent manner. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures can be found in the tables accompanying this press release.

About Gannett

Gannett Co., Inc. (NYSE: GCI) is a next-generation media company committed to strengthening communities across our network. Through trusted, compelling content and unmatched local-to-national reach, Gannett touches the lives of more than 110 million people monthly. With more than 120 markets internationally, it is known for Pulitzer Prize-winning newsrooms, powerhouse brands such as USA TODAY and specialized media properties. To connect with us, visit www.gannett.com.

For investor inquiries, contact:	For media inquiries, contact:
Stacy Cunningham	Amber Allman
VP, Financial Planning & Analysis	Vice President, Corporate Events & Communications
703-854-3168	703-854-5358
investors@gannett.com	aallman@gannett.com
or
Jonathan Schaffer
The Blueshirt Group
investors@gannett.com

# # #

CONSOLIDATED STATEMENTS OF INCOME (LOSS) Gannett Co., Inc. and Subsidiaries Unaudited, in thousands (except per share amounts)

Table No. 1

	Three months ended		Six months ended
	Jun. 25, 2017	Jun. 26, 2016	Jun. 25, 2017	Jun. 26, 2016

Operating revenues:
Advertising	$445,214	$409,834	$880,729	$761,055
Circulation	273,676	287,586	556,962	550,289
Other	55,617	51,371	110,273	96,815
Total operating revenues	774,507	748,791	1,547,964	1,408,159

Operating expenses:
Cost of sales and operating expenses	485,609	484,824	994,032	902,780
Selling, general and administrative expenses	210,413	203,103	423,118	368,491
Depreciation	43,681	29,292	83,132	53,251
Amortization	8,169	1,640	15,535	2,958
Facility consolidation and asset impairment charges	16,131	3,943	20,610	4,487
Total operating expenses	764,003	722,802	1,536,427	1,331,967
Operating income	10,504	25,989	11,537	76,192

Non-operating expenses:
Interest expense	(3,454)	(3,001)	(7,709)	(4,857)
Other non-operating items, net	(5,301)	(1,908)	(9,188)	(5,878)
Total non-operating expenses	(8,755)	(4,909)	(16,897)	(10,735)

Income (loss) before income taxes	1,749	21,080	(5,360)	65,457
Provision (benefit) for income taxes	2,236	8,599	(2,794)	13,380
Net income (loss)	$(487)	$12,481	$(2,566)	$52,077

Earnings (loss) per share - basic	$(0.00)	$0.11	$(0.02)	$0.45
Earnings (loss) per share - diluted	$(0.00)	$0.10	$(0.02)	$0.44

Weighted average number of common shares outstanding:
Basic	113,652	116,516	113,574	116,414
Diluted	113,652	119,377	113,574	119,218

*
The company early adopted Financial Accounting Standards Board ("FASB") guidance requiring changes to the presentation of net periodic pension and other postretirement benefit costs. Specifically, this guidance requires entities to classify the service cost component of the net benefit cost in the same income statement line item as other employee compensation costs while all other components of net benefit cost must be presented as non-operating items. The guidance further requires such classification changes to be retrospectively applied beginning in the interim period in which the guidance is adopted. As a result of adopting this guidance, the second quarter of 2017 and the first six months of 2017 operating income and other non-operating expenses increased $5.7 million and $10.5 million, respectively. Similarly, in the second quarter of 2016 and the first six months of 2016, operating income and other non-operating expenses increased $2.0 million and $4.7 million, respectively. Net income, retained earnings, and earnings per share for both years remained unchanged.

SEGMENT INFORMATION Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 2

	Three months ended		Six months ended
	Jun. 25, 2017	Jun. 26, 2016	Jun. 25, 2017	Jun. 26, 2016

Operating revenues:
Publishing	$692,180	$748,072	$1,387,104	$1,406,051
ReachLocal	85,926	—	163,491	—
Corporate and Other	1,041	719	2,009	2,108
Intersegment eliminations	(4,640)	—	(4,640)	—
Total	$774,507	$748,791	$1,547,964	$1,408,159

Adjusted EBITDA:
Publishing	$104,120	$114,269	$195,784	$211,790
ReachLocal	1,217	—	4,363	—
Corporate and Other	(21,683)	(22,619)	(46,812)	(39,769)
Total	$83,654	$91,650	$153,335	$172,021

Depreciation and amortization:
Publishing	$37,638	$27,110	$71,063	$48,753
ReachLocal	8,783	—	16,658	—
Corporate and Other	5,429	3,822	10,946	7,456
Total	$51,850	$30,932	$98,667	$56,209

Capital expenditures:
Publishing	$7,731	$5,492	$17,227	$11,666
ReachLocal	4,214	—	7,900	—
Corporate and Other	2,846	10,491	4,704	14,470
Total	$14,791	$15,983	$29,831	$26,136

*
The company early adopted FASB guidance requiring changes to the presentation of net periodic pension and other postretirement benefit costs. Specifically, this guidance requires entities to classify the service cost component of the net benefit cost in the same income statement line item as other employee compensation costs while all other components of net benefit cost must be presented as non-operating items. The guidance further requires such classification changes to be retrospectively applied beginning in the interim period in which the guidance is adopted. As a result of adopting this guidance, adjusted EBITDA increased $5.7 million and $10.5 million for the second quarter of 2017 and the first six months of 2017, respectively. Similarly, adjusted EBITDA increased $2.0 million and $4.7 million for the second quarter 2016 and the first six months of 2016, respectively.

REVENUE DETAIL Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 3

	Three months ended
	Jun. 25, 2017	Jun. 26, 2016	% Change

Reported revenue	$774,507	$748,791	3.4%
Acquired revenue	(114,516)	—
Currency impact	9,144	—
Exited operations	—	(233)
Same store revenue	$669,135	$748,558	(10.6%)

Reported advertising revenue	$445,214	$409,834	8.6%
Acquired revenue	(93,275)	—
Currency impact	5,836	—
Same store advertising revenue	$357,775	$409,834	(12.7%)

Reported circulation revenue	$273,676	$287,586	(4.8%)
Acquired revenue	(9,890)	—
Currency impact	2,524	—
Same store circulation revenue	$266,310	$287,586	(7.4%)

Table No. 4

	Three months ended
	Jun. 25, 2017	Jun. 26, 2016	% Change

Publishing revenue detail
Print advertising	$273,423	$311,601	(12.3%)
Digital advertising:
External sales	95,578	98,233	(2.7%)
Intersegment sales	3,959	—	***
Total digital advertising	99,537	98,233	1.3%
Total advertising	372,960	409,834	(9.0%)

Circulation	273,676	287,586	(4.8%)

Other:
External sales	44,863	50,652	(11.4%)
Intersegment sales	681	—	***
Total other	45,544	50,652	(10.1%)

Total Publishing revenue	$692,180	$748,072	(7.5%)

USE OF NON-GAAP INFORMATION

The company uses non-GAAP financial performance and liquidity measures to supplement the financial information presented on a GAAP basis. These non-GAAP financial measures should not be considered in isolation from or as a substitute for the related GAAP measures, and should be read together with financial information presented on a GAAP basis.

The company defines its non-GAAP measures as follows:

•
Adjusted EBITDA is a non-GAAP financial performance measure that the company believes offers a useful view of the overall operation of our business. The company defines adjusted EBITDA, which may not be comparable to a similarly titled measure reported by other companies, as net income before (1) income taxes, (2) interest expense, (3) equity income, (4) other non-operating items, (5) severance-related charges, (6) acquisition-related expenses (including certain integration expenses), (7) facility consolidation and asset impairment charges, (8) other items (including certain business transformation costs, litigation expenses and multi-employer pension withdrawals), (9) depreciation, and (10) amortization. The most directly comparable GAAP financial measure is net income.

•
Adjusted net income is a non-GAAP financial performance measure that the company uses for calculating adjusted earnings per share ("EPS"). Adjusted net income is defined as net income before the adjustments we apply in calculating adjusted EPS, as described below. We believe presenting adjusted net income is useful to enable investors to understand how we calculate adjusted EPS, which provides a useful view of the overall operation of the company's business. The most directly comparable GAAP financial measure is net income.

•
Adjusted diluted EPS is a non-GAAP financial performance measure that the company believes offers a useful view of the overall operation of our business. The company defines adjusted EPS, which may not be comparable to a similarly titled measure reported by other companies, as EPS before tax-effected (1) severance-related charges, (2) facility consolidation and asset impairment charges, (3) acquisition-related expenses (including certain integration expenses), and (4) other items (including certain business transformation expenses, litigation expenses and multi-employer pension withdrawals). The tax impact on these non-GAAP tax deductible adjustments is based on the estimated statutory tax rates for the United Kingdom of 19.25% and the United States of 38.7%. In addition, tax is adjusted for the impact of non-deductible acquisition costs. The most directly comparable GAAP financial measure is diluted EPS.

•
Free cash flow is a non-GAAP liquidity measure that adjusts our reported GAAP results for items that we believe are critical to the ongoing success of our business. The company defines free cash flow, which may not be comparable to a similarly titled measure reported by other companies, as cash flow from operating activities as reported on the statement of cash flows less capital expenditures, which results in a figure representing free cash flow available for use in operations, additional investments, debt obligations and returns to shareholders. The most directly comparable GAAP financial measure is net cash from operating activities.

The company uses non-GAAP financial measures for purposes of evaluating its performance and liquidity. Therefore, the company believes that each of the non-GAAP measures presented provides useful information to investors by allowing them to view our businesses through the eyes of our management and Board of Directors, facilitating comparison of results across historical periods, and providing a focus on the underlying ongoing operating performance of our business. Many of our peer group companies present similar non-GAAP measures to better facilitate industry comparisons.

NON-GAAP FINANCIAL INFORMATION ADJUSTED EBITDA Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 5

	Three months ended Jun. 25, 2017
	Publishing	ReachLocal	Corporate and Other	Consolidated Total

Net loss (GAAP basis)				$(487)
Provision for income taxes				2,236
Interest expense				3,454
Other non-operating items, net				5,301
Operating income (loss) (GAAP basis)	$52,206	$(7,889)	$(33,813)	$10,504
Severance-related charges	5,340	323	2,752	8,415
Acquisition-related items	244	—	1,326	1,570
Facility consolidation and asset impairment charges	16,131	—	—	16,131
Other items	(7,439)	—	2,623	(4,816)
Depreciation	36,344	1,908	5,429	43,681
Amortization	1,294	6,875	—	8,169
Adjusted EBITDA (non-GAAP basis)	$104,120	$1,217	$(21,683)	$83,654

	Three months ended Jun. 26, 2016
	Publishing	ReachLocal	Corporate and Other	Consolidated Total

Net income (GAAP basis)				$12,481
Provision for income taxes				8,599
Interest expense				3,001
Other non-operating items, net				1,908
Operating income (loss) (GAAP basis)	$65,218	$—	$(39,229)	$25,989
Severance-related charges	17,998	—	—	17,998
Acquisition-related items	—	—	12,788	12,788
Facility consolidation and asset impairment charges	3,943	—	—	3,943
Other items	—	—	—	—
Depreciation	25,470	—	3,822	29,292
Amortization	1,640	—	—	1,640
Adjusted EBITDA (non-GAAP basis)	$114,269	$—	$(22,619)	$91,650

NON-GAAP FINANCIAL INFORMATION ADJUSTED EBITDA Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 5 (continued)

	Six months ended Jun. 25, 2017
	Publishing	ReachLocal	Corporate and Other	Consolidated Total

Net loss (GAAP basis)				$(2,566)
Benefit for income taxes				(2,794)
Interest expense				7,709
Other non-operating items, net				9,188
Operating income (loss) (GAAP basis)	$95,725	$(12,661)	$(71,527)	$11,537
Severance-related charges	15,760	323	4,182	20,265
Acquisition-related items	(89)	43	2,639	2,593
Facility consolidation and asset impairment charges	20,610	—	—	20,610
Other items	(7,285)	—	6,948	(337)
Depreciation	68,487	3,699	10,946	83,132
Amortization	2,576	12,959	—	15,535
Adjusted EBITDA (non-GAAP basis)	$195,784	$4,363	$(46,812)	$153,335

	Six months ended Jun. 26, 2016
	Publishing	ReachLocal	Corporate and Other	Consolidated Total

Net income (GAAP basis)				$52,077
Provision for income taxes				13,380
Interest expense				4,857
Other non-operating items, net				5,878
Operating income (loss) (GAAP basis)	$138,056	$—	$(61,864)	$76,192
Severance-related charges	21,694	—	—	21,694
Acquisition-related items	—	—	14,639	14,639
Facility consolidation and asset impairment charges	4,487	—	—	4,487
Other items	(1,200)	—	—	(1,200)
Depreciation	45,795	—	7,456	53,251
Amortization	2,958	—	—	2,958
Adjusted EBITDA (non-GAAP basis)	$211,790	$—	$(39,769)	$172,021

NON-GAAP FINANCIAL INFORMATION ADJUSTED DILUTED EPS Gannett Co., Inc. and Subsidiaries Unaudited, in thousands (except per share amounts)

Table No. 6

	Three months ended		Six months ended
	Jun. 25, 2017	Jun. 26, 2016	Jun. 25, 2017	Jun. 26, 2016

Severance-related charges	$8,415	$17,998	$20,265	$21,694
Acquisition-related items	1,570	12,788	2,593	14,639
Facility consolidation and asset impairment charges	29,929	3,943	44,347	4,550
Other items	(4,702)	—	(3,198)	(1,200)
Pretax impact	35,212	34,729	64,007	39,683
Income tax impact of above items	(13,394)	(10,864)	(24,432)	(12,657)
Impact of items affecting comparability on net income (loss)	$21,818	$23,865	$39,575	$27,026

Net income (loss) (GAAP basis)	$(487)	$12,481	$(2,566)	$52,077
Impact of items affecting comparability on net income (loss)	21,818	23,865	39,575	27,026
Adjusted net income (non-GAAP basis)	$21,331	$36,346	$37,009	$79,103

Earnings (loss) per share - diluted (GAAP basis)	$(0.00)	$0.10	$(0.02)	$0.44
Impact of items affecting comparability on net income (loss)	0.18	0.20	0.34	0.22
Adjusted earnings per share - diluted (non-GAAP basis)	$0.18	$0.30	$0.32	$0.66

Diluted weighted average number of common shares outstanding (GAAP basis)	113,652	119,377	113,574	119,218
Diluted weighted average number of common shares outstanding (non-GAAP basis)	115,918	119,377	115,595	119,218

NON-GAAP FINANCIAL INFORMATION FREE CASH FLOW Gannett Co., Inc. and Subsidiaries Unaudited, in thousands

Table No. 7

	Three months ended Jun. 25, 2017	Six months ended Jun. 25, 2017

Net cash flow from operating activities (GAAP basis)	$98,490	$129,544
Capital expenditures	(14,791)	(29,831)
Free cash flow (non-GAAP basis)	$83,699	$99,713